UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 24, 2014

MIDWEST ENERGY EMISSIONS CORP.
(Exact name of registrant as specified in its charter)

Commission file number 000-33067

Delaware	87-0398271
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

500 West Wilson Bridge Road, Suite 140 Worthington, Ohio	43085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (701) 757-1066

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On November 24, 2014, the Board of Directors of Midwest Energy Emissions Corp. (the “Board”), after taking action to increase the size of the Board to six (6) members, elected Brian Johnson as a Director of the Company to fill the vacancy created. Since February 2011, Mr. Johnson has served as the Chief Executive Officer of Choice Financial Group, a $900 million locally owned community bank with 15 locations in North Dakota and one in Minnesota. In addition, he has served on various boards including Chamber of Commerce of Grand Forks – East Grand Forks, ND and Grand Forks Region Economic Development Corporation. In March 2011, the Federal Reserve Bank of Minneapolis named Mr. Johnson to its Community Depository Institutions Advisory Council (Ninth District) (“CDIAC”). In 2013, he was named Chairman of the Board of CDIAC which meets semi-annually with the Federal Reserve Board of Governors on economic and banking issues. In 1998, Mr. Johnson graduated from the University of Jamestown with a business management and economics degree.

Effective January 1, 2015, the Company will pay each non-employee directors, including Mr. Johnson, $30,000 annually and per the 2014 Equity Plan each non-employee Director will receive 25,000 stock options on May 1 of each year. The Board of Directors has determined that Mr. Johnson is an “independent director” as defined by the listing standards of The NASDAQ Stock Market. On December 1, 2014 Mr. Johnson was named to serve on the Board’s compensation and audit committees.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midwest Energy Emissions Corp.

Date: December 1, 2014	By:	/s/ Richard H. Gross
Richard H. Gross
Chief Financial Officer